RBC Global Asset Management

RBC GAM-US CODE OF ETHICS

September 17, 2020

Standards of Business Conduct – Personal Trading Rules – Reporting Requirements

RBC Global Asset Management

Table of Contents

Most Recent Changes		4
Summary and Rationale		4
1.	Applicable Regulations	4
2.	Related Policies and Procedures	5
Scope		6
Limited Exemptions		6
1.	RBC Exempt Individuals	6
2.	Extraordinary Exemptions	6
Standards of Business Conduct		7
1.	Values	7
2.	Compliance with Laws and Regulations	7
3.	Conflicts of Interest	7
4.	Trading on Material Non-Public Information	8
Maintaining Accounts		8
1.	Designated Brokers	8
2.	Other Brokers	8
3.	Third-Party Managed Accounts	9
4.	Futures and Commodities Accounts	9
Trading Rules		10
1.	Preclearance Requirements	10
2.	Short-Term Trading	11
3.	Options Trading	11
4.	Blackout Period Trading	11
5.	Private Investments	12
6.	RBC Private Funds	13
7.	Royal Bank of Canada Securities	13
8.	Initial Public Offerings Prohibited	13
9.	Watch List or Restricted Securities	13
10.	Frequent / Unusual Trading Activity.	13
11.	Compliance Department Personnel Trades	13
Reporting Requirements / Certifications		13
1.	Covered Accounts	13
2.	Initial Certifications	14
3.	Quarterly Certifications	14

4.	Quarterly Transaction Reports	15
5.	Annual Holdings Report	15
6.	Intern Certifications	15
7.	Access Persons with Affiliate Entity Reporting Requirements and RBC Exempt Individuals	15
8.	Compliance Committee and Client Reporting	16
Violations		16
1.	Reporting Violations	16
2.	Information Barrier Violations	16
3.	Non-Material Violations	16
4.	Material Violations	17
5.	Observations	17
6.	Disciplinary or Remedial Measures	17
7.	Donation of Proceeds	18
8.	No Liability for Losses	18
9.	Confidentiality	18
Training		18
Recordkeeping		18
Disclosure		19
Ownership		19
Review Schedule		19
Approval Date and Revisions		19
Definitions		20

Exhibit A: Code of Ethics Quick Reference Guide

Exhibit B: Code of Ethics Frequently Asked Questions (“FAQs”)

3

RBC Global Asset Management	RBC GAM-US Code of Ethics

Most Recent Changes

September 17, 2020 (regular review)

This RBC Global Asset Management (U.S.) Inc. (“RBC GAM-US”) Code of Ethics (“Code of Ethics”) has been reviewed and revised as discussed below:

•	The Code of Ethics was reformatted to conform to the RBC Enterprise Policy Requirements.

•

Trading Rules were modified to clarify that frequent trading, if deemed excessive, is discouraged and will be escalated to the Access Person’s manager. Access Persons’ focus should be on client interests and other work duties.*

•

Access Persons with approved Third-Party Managed Accounts must confirm that the third-party manager’s relationship to the account owner is an independent professional relationship (versus friend or relative).*

•

If an Access Person with an approved Third-Party Managed Account suggests or directs a particular purchase or sale of securities in said account, the Access Person must seek preclearance. If directing trades becomes more than a rare occurrence, the account will be changed to an account requiring preclearance.*

•	If disgorgement of profits is required, the profits will be donated to the Ronald McDonald House Charities, or such other charity as determined by the Compliance Committee.

•

Failure to complete required quarterly and annual certifications within the time period prescribed by the Compliance Department, absent extenuating circumstances, may be considered a violation of the Code of Ethics.

•

Access Persons must complete a separate Quarterly Broker Account Report in PTA confirming the accuracy of all accounts disclosed in PTA and, if applicable, that all required statements have been provided to the Compliance Department.

•

Securities-licensed Access Persons Only: Failure by securities-licensed Access Persons to review the RBC Wealth Management restricted security list prior to trading in Covered Investments (in addition to obtaining preclearance approval through PTA) will be considered a material violation of the Code of Ethics.

*	Material changes.

Summary and Rationale

The Securities and Exchange Commission (“SEC”) requires registered investment advisers to establish, maintain and enforce a written code of ethics that includes, at a minimum, standards of business conduct, provisions requiring compliance with all applicable federal securities laws, and provisions requiring reporting of personal securities transactions and holdings. At RBC, consistent with our commitment to hold ourselves to the highest standards of integrity and to put our clients’ needs above our own, whatever our role, we take these regulatory requirements very seriously. Our Values, RBC’s Code of Conduct (“Code of Conduct”), and the Code of Ethics guide us and set expectations for our behavior.

1. Applicable Regulations

Section 204A, Investment Advisers Act of 1940, as amended (“Investment Advisers Act”)

Section 204A of the Investment Advisers Act (Prevention of misuse of nonpublic information) requires investment advisers to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser, and provides for the adoption of rules and regulations requiring the same.

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RBC Global Asset Management	RBC GAM-US Code of Ethics

Rule 204A-1 under the Investment Advisers Act

Rule 204A-1 under the Investment Advisers Act (Investment adviser codes of ethics) requires investment advisers to establish, maintain and enforce a written code of ethics that, at a minimum, includes:

•	Standards of business conduct reflecting fiduciary obligations of the investment adviser and those of its supervised persons. [1]

•	Provisions requiring compliance with applicable federal securities laws.

•	Provisions requiring all access persons to report, and for the investment adviser to review, their personal securities transactions and holdings, at required intervals:

•	No later than 10 days after becoming an access person, the information must be provided and be current as of a date no more than 45 days prior to the date the person becomes an access person.

•	At least once every 12-month period, holdings information must be reported and current as of a date no more than 45 days prior to the date the report was submitted.

•	Transaction reports must be provided no later than 30 days after the end of each calendar quarter covering all transactions during the quarter.

•	Provisions requiring the preapproval of certain investments.

•	Provisions requiring supervised persons to report any code violations.

•

Provisions requiring the investment adviser to provide each supervised person with a copy of the code of ethics and any amendments, and requiring supervised persons to provide written acknowledgment of receipt.

Section 17(j) under the Investment Company Act of 1940, as amended (“Investment Company Act”)

Section 17(j) under the Investment Company Act (Transactions of certain affiliated persons and underwriters) makes it unlawful for anyone affiliated with a registered investment company to engage in any act, practice, or course of business in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by such registered investment company as are fraudulent, deceptive or manipulative, and provides for the adoption of rules and regulations, including the adoption of codes of ethics, by registered investment companies and investment advisers of such investment companies.

Rules 17j-1 under the Investment Company Act

Rule 17j-1 under the Investment Company Act (Personal investment activities of investment company personnel) requires every fund, and each investment adviser of every fund, to adopt a written code of ethics containing provisions reasonably necessary to prevent access persons from engaging in any conduct prohibited by the rules, and requires fund boards to approve the codes of ethics of each investment adviser and any material changes thereto.

2. Related Policies and Procedures

•	RBC Code of Conduct

•	RBC GAM-US Disclosure of Holdings Information Policy

•	RBC GAM-US Gifts & Business Entertainment and LM-10 Policies and Procedures

•	RBC GAM-US Material Non-Public Information (MNPI) and Research Providers Policy

•	RBC GAM-US Outside Business Activities Policy

•	RBC GAM-US Political Contributions Policy

•	RBC Enterprise-Wide Conflicts of Interest Policies

[1]	All Employees are deemed to be both supervised persons and Access Persons under the Rules.

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RBC Global Asset Management	RBC GAM-US Code of Ethics

•	RBC Enterprise-Wide Privacy & Security Policies

•	RBC Enterprise-Wide Personal Trading Policy

See Definitions for a description of capitalized terms used throughout the Code of Ethics.

Scope

The Code of Ethics applies to all RBC GAM-US Access Persons. RBC GAM-US considers all of its Employees, including contractors and interns, to be Access Persons, with limited exceptions. In addition, certain employees of affiliates or otherwise related persons may be considered Access Persons when they are in receipt of or have access to nonpublic information regarding securities transactions or portfolio holdings in any client’s account.

Understanding and complying with the Code of Ethics, the Code of Conduct, and other RBC Enterprise-Wide policies,

are conditions of employment. Violations may result in written warnings, cancellation of transactions, disgorgement of profits, fines, suspension or cancellation of personal trading privileges, suspension or termination of employment, or referral to criminal authorities (see Violations). If you are uncertain about how any provision of the Code of Ethics

Limited Exemptions

1. RBC Exempt Individuals

Certain RBC GAM-US officers and/or directors (“RBC Executives”) are not RBC GAM-US Employees and serve in such roles solely at the request of Royal Bank of Canada or its affiliates. If all of the following conditions apply and the RBC Executive certifies annually that they:

•	Have no day-to-day involvement with RBC GAM-US.

•	Do not have an office on firm premises.

•	Do not make securities recommendations to RBC GAM-US clients or have access to such nonpublic recommendations.

•	Do not have access to nonpublic information regarding clients’ purchase or sale of securities.

•	Do not have access to nonpublic information regarding clients’ portfolio holdings.

•	Are subject to another similar code, including Enterprise-wide policies related to trading RBC securities.

Then such RBC Executive will be exempt from the Code of Ethics (“RBC Exempt Individuals”).

If any of the above conditions no longer apply, the RBC Executive shall immediately notify the Compliance Department. The Compliance Department will review the circumstances in order to determine whether the exempt status should remain in effect. While this determination is pending, the RBC Executive will not be permitted to engage in any personal securities transactions that would be subject to preclearance approval requirements.

The Compliance Department reserves the right to change an RBC Exempt Individual’s status at any time for any reason.

2. Extraordinary Exemptions

The Compliance Department may grant limited exemptions to certain requirements of the Code of Ethics in its sole discretion, where extraordinary circumstances warrant and the Compliance Department is satisfied that granting the exemption would not represent a breach of federal or state securities laws, a breach of the Firm’s fiduciary obligations or undue risk to its clients or RBC GAM-US. All requests for such exemptions shall be in writing and the Compliance Department will maintain a written record of its response.

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RBC Global Asset Management	RBC GAM-US Code of Ethics

Standards of Business Conduct

1. Values

As a part of One RBC, we are guided by our Values, which define what we stand for everywhere we do business and set the tone for our culture. Our Values are defined in Code of Conduct, which all Employees are required to read and understand. We each have a responsibility to be truthful, respect others, and comply with laws, regulations, and RBC’s policies. At RBC, we bring our Values to life every day – continuing to earn the trust of RBC’s clients and each other and ensuring our strong reputation for doing what’s right.

All Employees are required to complete annual training on the RBC Code of Conduct. This required training is part of each Employee’s Learning Plan in TalentLink.

CLIENT FIRST: We will always earn the right to be the clients’ first choice.

COLLABORATION: we win as one RBC.

ACCOUNTABILITY: We take ownership for personal and collective high performance.

DIVERSITY & INCLUSION: We embrace diversity for innovation and growth.

INTEGRITY: We hold ourselves to the highest standards to build trust.

2. Compliance with Laws and Regulations

RBC GAM-US expects all Employees to respect and comply with all applicable federal and state securities laws and regulations. Employees are prohibited from any activity which directly or indirectly:

•	Defrauds a client in any manner.

•	Misleads a client, including any statement that omits material facts.

•	Operates or would operate as a fraud or deceit on a client.

•	Functions as a manipulative practice with respect to a client.

•	Functions as a manipulative practice with respect to securities.

Breaking the law could result in civil, criminal and regulatory penalties, including fines, for RBC and the individual involved, as well as damage to both RBC’s and the individual’s reputation.

3. Conflicts of Interest

As a fiduciary and in accordance with our Values, our clients’ interests will always come first above our own. All Employees must be watchful in terms of identifying situations that may present actual, potential (where there is a reasonable probability that an actual conflict will arise), or perceived conflicts of interest, if the perceived conflict could cause reputational damage to the Firm.

RBC GAM-US seeks to identify and appropriately manage all actual, potential or perceived conflicts between the Firm, Employees, affiliates, and clients. If you believe that a situation you encounter or an activity that you are involved in may present a conflict between your personal interests and a client’s interests, or between the Firm’s business interests and a client’s interests, contact your manager or the Chief Compliance Officer (“CCO”) for guidance.

Failure to disclose a potential or actual conflict of interest is a violation of the Code of Ethics and may result in disciplinary action, up to and including termination of employment. See Violations.

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RBC Global Asset Management	RBC GAM-US Code of Ethics

4. Trading on Material Non-Public Information

From time to time, an Employee may have access to material non-public information (“MNPI”) about a company, including RBC, or its clients. If you believe you have come into possession of MNPI, contact the Compliance Department immediately (or legal staff in the absence of Compliance staff), refrain from engaging in transactions or giving oral or written recommendations or advice related to the MNPI, and maintain the confidentiality of the information. It is a violation of federal securities law to trade on MNPI.

The preclearance requirements and rules contained in the Code of Ethics are designed to help prevent, detect and correct trading on MNPI.

Please see the RBC GAM-US Material Non-Public Information (MNPI) and Research Providers Policy for additional information to ensure you understand your compliance obligations.

Maintaining Accounts

These requirements apply to all accounts where an Access Person has a Beneficial Ownership Interest. An Access Person has a Beneficial Ownership Interest in an investment if the Access Person has or shares in the opportunity, directly or indirectly, to profit or share in the profits, regardless of the name in which the investment is held. Access Persons are assumed to have a Beneficial Ownership Interest in all Covered Accounts and Covered Investments held by Immediate Family Members, including accounts where the Access Person has discretionary control over the purchase or sale of Covered Investments, and interests in any partnerships, trusts or estates, or through a power-of-attorney.

Access Persons must promptly disclose all new accounts in PTA as soon as the accounts are established, and in no event later than engaging in transactions in Covered Investments. Failure to disclose a Covered Account is a Violation of this Code of Ethics (see Violations).

1. Designated Brokers

All Covered Accounts must be maintained with one of three Designated Brokers:

•	Fidelity Investments

•	Charles Schwab & Co.

•	RBC Wealth Management, a division of RBC Capital Markets, LLC

New Access Persons are required to transfer Covered Accounts to a Designated Broker within 30 days of commencement of employment or as soon thereafter as reasonably possible.

Access Persons are responsible for any costs associated with transferring accounts to a Designated Broker.

2. Other Brokers

In certain circumstances, the Compliance Department may allow an account to be held with an outside broker (e.g., a Third-Party Managed Account (see below)). If electronic feeds are not available from the outside broker, Access Persons must ensure that duplicate copies of account statements and broker trade confirmations are provided to the Compliance Department in accordance with the schedule set forth in Reporting Requirements / Certifications.

Access Persons may either complete an Outside Securities Account Preapproval Form in PTA or contact the Compliance Department directly to seek preapproval to hold a Covered Account with a non-Designated Broker.

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RBC Global Asset Management	RBC GAM-US Code of Ethics

3. Third-Party Managed Accounts

A Third-Party Managed Account is a Covered Account managed by a third-party manager who has investment management discretion regarding securities transactions pursuant an investment management or advisory agreement. In such an account, the account owner grants investment discretion to a third-party manager on a continuing basis. The account owner establishes the basic investment risk parameters and gives blanket authority to the third-party manager to trade in securities on his/her behalf without prior input or approval of individual transactions.

Subject to preapproval by Compliance, Third-Party Managed Accounts will be monitored but exempt from preclearance requirements. Access Persons must provide the Compliance Department with a copy of the investment management agreement and make the following representations:

•	The third-party manager’s relationship to the account owner is an independent professional relationship (versus friend or relative).

•	Access Person will not use the Third-Party Managed Account to circumvent the letter or spirit of the Code of Ethics.

•	The Third-Party Managed Account will not purchase initial public offerings or engage in other transactions prohibited by this Code of Ethics.

•

Access Person will not discuss with the investment manager or adviser any nonpublic information regarding any RBC actual or contemplated transaction in securities or any of the Firm’s nonpublic securities recommendations.

•	In the event electronic feeds are not available from the broker, Access Person will arrange for duplicate statements and broker trade confirmations to be provided to the Compliance Department.

If an Access Person suggests or directs a particular purchase or sale of securities in a Third-Party Managed Account, the Access Person must obtain preclearance approval for the transaction. However, if directing trades in any Third-Party Managed Account becomes more than a rare occurrence, and it appears Access Person is exercising direct or indirect control over the account, the account will be changed from a managed account to an account requiring preclearance.

Access Person will be also be required to certify quarterly that they did not exercise direct or indirect influence or control over the Third-Party Managed Account (see Reporting Requirements / Certifications).

The Compliance Department reserves the right to deny or revoke its approval of a Third-Party Managed Account at any time, for any reason.

4. Futures and Commodities Accounts

Futures and commodities accounts require preapproval by the Compliance Department. To request preapproval, an Access Person must either complete the Outside Securities Account Preapproval Form via PTA, or contact the Compliance Department directly to seek preapproval. The Access Person shall provide whatever cooperation the Compliance Department requests in connection with its monitoring and oversight activities related to the futures and commodities account.

RBC GAM-US is registered with the NFA and is subject to CFTC rules, which requires Access Persons to obtain preapproval before opening commodities or futures accounts. Commodities or futures accounts are generally maintained with R.J. O’Brien and OptionsXpress.

Failure to obtain preapproval of a futures or commodities trading account is a violation of Commodity Futures Trading Commission (“CFTC”) rules, as well as a violation of the Code of Ethics (see Violations).

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RBC Global Asset Management	RBC GAM-US Code of Ethics

Trading Rules

1. Preclearance Requirements

Access Persons and their Immediate Family Members may not trade in a Covered Investment until the transaction has been preapproved (“precleared”) through PTA (or by email to a member of the Compliance Team in the event PTA is unavailable). Obtaining preclearance approval does not relieve Access Person from conducting securities transactions in compliance with the other provisions of the Code of Ethics.

Securities-Licensed Access Persons Only: In addition to obtaining preclearance approval through PTA, Access Persons who hold securities licenses are required to review the RBC Wealth Management Restricted Securities List prior to trading in any Covered Investment.

Trading in any security listed on the RBC Wealth Management restricted securities list by securities-licensed Access Persons during the restricted period is a material violation of the Code of Ethics (see Violations).

Access Persons are not required to preclear the following:

a.	Purchases or sales of open-end investment companies (including RBC Funds).

b.	Purchases or sales of the following types of securities:

•	Exchange-traded funds (ETFs)

•	Exchange-traded notes (ETNs)

•	U.S. Government securities

•	Bankers’ acceptances

•	Bank certificates of deposit

•	Commercial paper

•	High-quality short-term debt instruments (such as money market mutual funds)

•	Royal Bank Common Stock Fund

c.	Transactions resulting from an automatic investment plan in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

d.	Transactions in preapproved third-party managed accounts.

e.	Stock gifts/donations.

f.	Transactions over which the Access Person has no control, such as:

•

Changes in ownership positions related to corporate actions such as stock splits, stock dividends or other similar actions by an issuer as well as purchases or sales of securities which are the result of a stock delivery or receipt upon assignment by a contra party.

•

Purchases of securities effected upon exercise of rights issued by an issuer pro-rata to holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

•	The expiration of an option contract or option exercise threshold that triggers an automatic exercise.

g.	Any transaction in which the Compliance Department determines that the nature of the security traded or the facts surrounding the transaction are sufficient to make preclearance unwarranted.

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RBC Global Asset Management	RBC GAM-US Code of Ethics

Preclearance approvals are good until the close of business/trading following the day the preclearance is granted. An Access Person must submit a new preclearance request for transactions not executed within the approval period.

2. Short-Term Trading

Access Persons and their Immediate Family Members are prohibited from profiting from the purchase and sale, or the sale and purchase, of the same Covered Investment within a 30-calendar-day period. This 30-day holding period requirement does not apply to transactions not subject to preclearance requirements. For purposes of this rule, a last-in, first-out (“LIFO”) rule will be applied, matching any transaction with any opposite transaction within 30 days.

The purchase or sale of option contracts may not be used to circumvent the 30-day holding period requirement.

Exceptions may be granted in extraordinary circumstances. Any requests for an exception to the short-term trading restriction must be preapproved by the CCO (or designee).

Selling at a loss

The PTA system is not able to determine whether a transaction will result in a profit or loss and will automatically deny a preclearance request for the sale of a Covered Investment held for less than 30 days. Prior to selling at a loss, an Access Person must first:

•	Complete a preclearance request in PTA (which will be denied due to the 30-day rule).

•	Provide a written explanation of the transaction to the Compliance Department.

If there are no other reasons for the preclearance denial (e.g., Blackout Period prohibition), Access Person will be permitted to proceed with the transaction.

3. Options Trading

An option is a security which gives the investor the right, but not the obligation, to buy or sell a specific security at a specific price, within a specific time frame. An Access Person who buys/sells an option is deemed to have purchased/sold the underlying security when the option was purchased/sold.

Reminders

•	Access Persons must preclear the option ticker symbol, not the underlying symbol.

•	Preclearance is required when you engage in opening and closing options transactions as well as when you exercise an option.

•	Preclearance is not required upon the expiration of an option contract or option exercise threshold that triggers an automatic exercise.

•	The purchase and/or sale of option contracts may not be used to circumvent the short-term trading restriction.

•	Options trading on RBC stock (RY) is prohibited.

4. Blackout Period Trading

Access Persons and their Immediate Family Members may not purchase or sell a Covered Investment if the same security has been purchased or sold in a portfolio managed by RBC GAM-US for seven calendar days before through seven calendar days after the portfolio trade date (“Blackout Period”). Preclearance requests for securities purchased or sold in a client account any time during the seven-day period preceding the preclearance request will be denied.

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RBC Global Asset Management	RBC GAM-US Code of Ethics

An Access Person’s transaction will be flagged for review f there is a trade in the same security in a client portfolio within seven calendar days following the Access Person’s trade date. The Compliance Department will investigate all such trades, including requiring the Access Person to submit a written explanation of the circumstances surrounding the transaction. If the Compliance Department is not satisfied that the Access Person effected the trade without knowledge of the impending RBC GAM-US managed portfolio transaction, the Access Person may be required to reverse the transaction, forfeit any resulting gains, and absorb any resulting financial and/or tax consequences (see Violations).

Access Persons’ trades are cross-referenced against all client portfolio trades that occur during the Blackout Period to ensure there are no violations of the Blackout Period trading prohibition.

The “de minimis” exemption may apply to limit the application of the Blackout Period. Trades covered by the “de minimis” exemption must be precleared and are subject to all other requirements of the Code of Ethics. In addition, the following requirements must be met:

•	The transaction or aggregated transactions must be for the purchase or sale of 2,000 shares or less every 30 days. In the case of options, the transaction must be for < 20 contracts.

•	The issuer of the securities must have a market capitalization of at least $1 billion. In the case of options, the underlying security must have a market capitalization of at least $1 billion.

•	The transaction must be free from any actual, potential, or perceived conflicts of interest.

De minimis exemptions are generally not available to Investment Professionals.

5. Private Investments

Private Placements or Limited Offerings (“Private Investments”) include any investment in securities which are not executed through a securities market such as a stock exchange, automated quotation system or an over-the-counter market. Private Investments are exempt from registration under the Securities Act of 1933. Examples of Private Investments include but are not limited to the following:

•	Any securities obtained by prospectus exception, including tax shelter private investments

•	Private placements

•	Hedge funds

•	Limited partnership investments or closely held corporations

•	Income-producing real estate investments

•	Private investment opportunities offered by RBCCM or a previous employer

•	New offerings of unregistered securities

•	Investments in a private company (including family businesses, restaurants, consulting companies, investment-based crowdfunding entities, etc.)

Access Persons who own Private Investments, whether held at the start of employment or acquired during their employment, may at any time be required to halt or divest in any and all transactions involving said Private Investments if potential or actual conflicts of interest arise.

Preapproval by both the Compliance Department and the Access Person’s manager is required for initial and subsequent investments in all Private Investments. To request preapproval, Access Persons must complete and submit the On Demand Private Placement Preapproval Form in PTA, and provide copies of the offering documents and subscription agreements, as applicable.

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RBC Global Asset Management	RBC GAM-US Code of Ethics

6. RBC Private Funds

Access Persons may not invest in Private Funds managed by RBC or any of its affiliates (including BlueBay alternative funds) unless the Access Person is directly involved in providing investment management services to the fund.

7. Royal Bank of Canada Securities

Access Persons are prohibited from trading in options on Royal Bank of Canada (RY) securities. The only exception to this prohibition is for RBC affiliated company employees exercising options in conjunction with a sale of their shares under an employee compensation plan, provided that settlement of the options takes place within 10 days of the sale of the RBC shares. Certain RBC GAM-US directors or senior officers may also be subject to RBC trading windows.

8. Initial Public Offerings Prohibited

Access Persons and their Immediate Family Members are prohibited from participating in an Initial Public Offering (“IPO”). An IPO is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. IPOs represent the same type of investment opportunity that may be considered on behalf of our clients. In addition, for securities-licensed Access Persons, participation in an IPO is prohibited under FINRA rules.

9. Watch List or Restricted Securities

RBC GAM-US may from time to time, for a variety of reasons, identify issuers whose securities Access Persons are restricted from trading. If an issuer is on the Restricted List, no trading will be permitted. If an issuer is on the Watch List, trading may be approved, depending on the facts and circumstances surrounding the request.

10. Frequent / Unusual Trading Activity.

Frequent trading activity is strongly discouraged. Access Persons’ main focus should be on client interests and other work duties. Although no set limit of trades during a period of time is expressly stated, Access Persons should understand that frequent trading activity which is deemed excessive will be escalated to the Access Person’s manager. The Compliance Department may also monitor patterns of personal trading activity and may require additional information from an Access Person with respect to a specific trade or series of transactions.

11. Compliance Department Personnel Trades

Compliance Department personnel are not permitted to review or assess compliance with the Code of Ethics as it relates to their own personal trading activities. The CCO is responsible for administering the Code of Ethics with respect to personal trading activities of the compliance Employee who has been delegated with the responsibility for administering the Code of Ethics. The CCO’s personal trading activity in Covered Investments is reported to the Compliance Committee quarterly.

Reporting Requirements / Certifications

1. Covered Accounts

Covered Accounts include all brokerage or other investment accounts that can transact in Covered Investments, and where Access Persons and their Immediate Family Members have direct or indirect influence or control or Beneficial Ownership Interest, including interests in any partnerships, trusts or estates (see separate Outside Business Activities Policies and Procedures for disclosure and approval requirements for partnerships, trusts and estates).

Access Persons must promptly disclose all new Covered Accounts in PTA. All new Covered Accounts must be opened with a Designated Broker, unless preapproved by the Compliance Department. Failure to promptly disclose new Covered Accounts is a violation of the Code of Ethics (see Violations).

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RBC Global Asset Management	RBC GAM-US Code of Ethics

2. Initial Certifications

Within 10 calendar days of the start of employment, or any other occurrence that results in an individual being deemed an Access Person (e.g., when certain employees of affiliates or otherwise related persons gain access to RBC GAM-US pre-execution trading activity and nonpublic holdings information), the Access Person is required to disclose all Covered Accounts and Covered Investments and provide the Compliance Department with electronic or paper statements dated within 45 days of becoming an Access Person. Each Access Person is responsible for entering initial holdings information into PTA.

In addition, each new Access Person is required to complete initial certifications confirming the accuracy of the holdings and account information disclosed, understanding of Code requirements, disclosure of outside business activities, and other disclosures, within 10 calendar days of becoming an Access Person.

Failure to disclose all Covered Accounts and holdings within 10 days of becoming an Access Person, with electronic or paper statements current as of a date no more than 45 days prior to the date the person becomes an Access Person, is a regulatory violation as well as a violation of the Code of Ethics (see Violations).

3. Quarterly Certifications

Access Persons must certify via PTA quarterly that they have complied with all Code of Ethics requirements, including but not limited to the following:

•	Any personal securities transactions have been precleared as required by the Code of Ethics.

•	Access Person has complied with the Code of Conduct.

•

All new accounts have been properly disclosed in PTA. Access Persons are required to complete a separate Quarterly Broker Account Report in PTA confirming the accuracy of all accounts disclosed in PTA and, if applicable, that all required statements have been provided to the Compliance Department.

•	If Access Person is the beneficiary of any third-party managed account, beneficiary trust, or named as a successor trustee:

•	At no time did Access Person direct the trustee or third-party manager to make any particular purchases or sales of securities.

•	At no time did Access Person consult with the trustee or third-party manager as to the particular allocation of investments to be made in said account(s) during the quarter.

•	If applicable, all outside business activities have been reported to and approved by the Compliance Department and the Access Person’s manager.

•	Access Person has not been in receipt of MNPI, except as disclosed to the Compliance and Legal Departments.

•	Access Person has complied with the Political Contributions Policy.

•	If applicable, any Code of Ethics violations made by the Access Person or the Access Person’s Immediate Family Member(s) have been brought to the attention of the Compliance Department.

Access Persons will be notified by the Compliance Department when quarterly certifications are due. Failure to complete the quarterly certifications before the deadline prescribed by the Compliance Department (absent extenuating circumstances such as a leave of absence) may be considered a violation of the Code (see Violations).

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4. Quarterly Transaction Reports

Within 30 calendar days after the end of each quarter, Access Persons are required to provide statements that identify all transactions in Covered Investments during the quarter (“Transaction Reports”). Access Persons do not need to facilitate the request to forward quarterly Transaction Reports to the Compliance Department if any one of the following conditions are met:

•	Access Person maintains Covered Accounts with a Designated Broker (the Compliance Department is able to obtain electronic feeds through PTA on these accounts).

•	Access Person has obtained preapproval from the Compliance Department and previously arranged to have the required statements and broker confirms sent directly to the Compliance Department.

•	The Compliance Department is receiving electronic feeds on the account(s) through PTA.

Failure to provide Transaction Reports within 30 days after the end of each quarter is a regulatory violation as well as a violation of the Code of Ethics (see Violations).

5. Annual Holdings Report

At least once each 12-month period, with information current as of a date no more than 45 days prior to the date the report was submitted, Access Persons must submit a holdings report (“Annual Holdings Report”) containing the following information.

•

The title and type of security, and as applicable the exchange ticket symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect Beneficial Ownership Interest.

•	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held.

•	The date the Access Person submits the report.

Exceptions: Access Persons do not need include securities that do not require preclearance (e.g., mutual funds (other than RBC mutual funds which must be disclosed) or ETFs) on the Annual Holdings Report.

Currently, the Annual Holdings Report is required to be completed at the end of the third calendar quarter (September 30) through PTA.

Failure to provide an Annual Holdings Report with information current as of a date no more than 45 days prior to the date the report is required is a regulatory violation as well as a violation of the Code of Ethics (see Violations).

6. Intern Certifications

Intern Employees who will not be given access to non-public trading or holdings (i.e., Intern Employees who are not considered Access Persons) will be required to complete initial and final certifications in lieu of the reporting and certification requirements described herein. The Compliance Department will provide training to Intern Employees not considered Access Persons in order to reinforce expectations and applicable policies and procedures.

7. Access Persons with Affiliate Entity Reporting Requirements and RBC Exempt Individuals

The Compliance Department may utilize the reports an Access Person provides to an affiliated entity to satisfy certain reporting requirements when the Access Person is subject to a Code of Ethics and reporting requirements for the affiliated entity with similar or more stringent reporting requirements.

RBC Exempt Individuals are required to make annual representations confirming the conditions of their exempt status as described above (see Limited Exemptions).

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8. Compliance Committee and Client Reporting

The CCO shall report on the Compliance Department’s monitoring and other related activities to the Compliance Committee and as requested by clients. The following will be reported quarterly:

•	Anticipated or recommended changes to the Code of Ethics.

•	A written summary of all violations and any other significant information concerning application of the Code of Ethics.

The following will be reported upon client request:

•	Certification that RBC GAM-US has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

•	Summary of Code of Ethics violations.

Violations

1. Reporting Violations

Employees are required to report any violations of this Code of Ethics promptly, whether by Employee or others, to the Compliance Department. The Compliance Department will conduct a thorough review, including contacting the Employee for additional information, and conferring with the Employee’s manager, where appropriate, in order to determine whether the violation is material, and whether any disciplinary or remedial actions need to be taken.

An Employee deemed in violation of the Code of Ethics will have the opportunity to respond to all charges and a written record will be maintained, along with any remedial action taken.

RBC GAM-US may report Code of Ethics violations to:

•	RBC GAM-US Senior Management

•	RBC GAM-US Board of Directors

•	RBC Funds Board

•	Clients

•	Prospective Clients

•	SEC

2. Information Barrier Violations

RBC GAM-US maintains informational barriers and other reasonably designed controls to ensure that it conducts its business in accordance with its fiduciary obligations to clients and in compliance with all federal and state securities laws. All Employees share this responsibility. Any Employee who believes that there has been a violation of the Code of Ethics, any other Firm policy or procedure, or any applicable aspect of the federal or state securities laws or their related rules, must report the violation promptly to the CCO.

3. Non-Material Violations

If a violation is deemed to be non-material, a disciplinary communication will be sent to the Employee, with a copy to the Employee’s manager. The Employee will be required to review the Code of Ethics requirements and respond to the communication acknowledging completion of the review and compliance going forward. Examples of non-material violations include but are not limited to:

•	First inadvertent preclearance violation involving a transaction that would have been approved if preclearance had been sought.

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•

Possibly failure to identify a personal securities account (such as rollovers, direct accounts, HSAs with brokerage link and other non-traditional securities accounts) with the ability to trade securities (only if no securities have been transacted). This is a facts and circumstances situation. If circumstances warrant a non-material determination, it will be a one-time-only exception.

•	Failure to complete required quarterly and annual certifications, absent extenuating circumstances, within the time period prescribed by the Compliance Department.

4. Material Violations

If a violation represents a second or subsequent non-material violation within a calendar quarter, or if it is an initial violation deemed material, disciplinary or remedial measures may be taken as described below. Material violations include but are not limited to:

•	A deliberate attempt to violate the Code of Ethics.

•	First inadvertent preclearance violation if the transactions would not have been approved if preclearance had been sought.

•	Repeated preclearance violations (even if the transaction would otherwise have been approved).

•	Failure to identify personal securities accounts in which securities had been transacted (regardless of whether the transaction would have been approved).

•	Failure to report an actual or potential conflict of interest.

•	Certain Blackout Period violations by Investment Professionals.

•	Failure to obtain preapproval of a futures or commodities trading account, in violation of CFTC rules.

•	Trading in any security listed on the RBC Wealth Management restricted securities list by securities-licensed Access Persons during the restricted period.

5. Observations

If an Access Person makes repeated administrative errors such as preclearing in the wrong account, preclearing the wrong direction (e.g., entering a buy instead of a sell) or makes other repeated input errors that cause transactions to be flagged in PTA, disciplinary or remedial measures may be taken as described herein.

6. Disciplinary or Remedial Measures

Disciplinary or remedial measures may include but are not limited to any one or more of the following:

•	Additional training

•	Disgorgement of profits

•	Salary reduction or monetary fine

•	Suspension or termination of employment

•	Referral to criminal authorities where appropriate

Employee’s manager will be notified of all disciplinary or remedial actions taken. All repercussions beyond a disciplinary communication will be determined by the CCO in conjunction with the Employee’s manager, or, where appropriate, the President of RBC GAM-US.

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7. Donation of Proceeds

If an Access Person is required to disgorge profits, the proceeds shall be donated to the Ronald McDonald House Charities, or such charitable organization that may be approved by the Compliance Committee.

8. No Liability for Losses

RBC GAM-US and its affiliates will not be liable for any losses incurred or profits avoided by any Access Person resulting from the implementation or enforcement of the Code of Ethics. Access Persons must understand that their ability to buy and sell investments may be limited and that RBC GAM-US’s trading activity may affect when an Access Person can buy or sell a particular security.

9. Confidentiality

RBC GAM-US strives to create an atmosphere that encourages the good faith reporting of suspected violations. Accordingly, senior management will take great care to protect the identity of Employees who report suspected violations. Employees may ask the CCO to meet outside of RBC GAM-US offices or to discuss a suspected violation via phone away from the office and outside of regular business hours.

We are guided by our Values to act with integrity and to always do the right thing, and are committed to creating an environment where Employees feel safe reporting in good faith any breaches, misconduct, suspicious or deceptive activities directly to the Chief Compliance Officer or other senior management. All good faith reports are taken seriously and investigated promptly and thoroughly, as appropriate, and retaliation is prohibited. The following resources are also available:

• Doing What’s Right • Conduct Hotline (online form) • 1-833-625-8267	• Human Resources/Workplace Issues • resolutionhelpline-US@rbc.com • 1-866-945-8814

In addition to the CCO, Access Persons may also use an internal hotline number (the Whistleblower Hotline) to report any dishonest or illegal activity observed in the Firm. Access Persons may leave their name when reporting information or may choose to stay anonymous. The Whistleblower Hotline number is (866) 284-2693.

Training

The Compliance Department provides initial training to all Access Persons and periodic training throughout the year, and keeps records of all training conducted.

Recordkeeping

Records Required to Be Kept for Seven Years (minimum two years on-site):

•	All initial and annual holdings reports.

•	All transaction confirmations and quarterly account statements.

•	A copy of the Code of Ethics currently in effect and any previous versions of the Code of Ethics.

•	A record of any violation of the Code of Ethics and of any action taken as a result of the violation.

•	All acknowledgements of the Code of Ethics for each person who is currently, or within the past seven years was, an Employee of RBC GAM-US or otherwise is or was considered an “Access Person”.

•	A list of persons who are currently, or within the past seven years were considered Access Persons.

•

All records pertaining to training of the Code of Ethics, including new Access Person training and training related to Code amendments, including who attended, when it was provided and what was covered.

•	All records relating to the approval of Third Party Managed Accounts.

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•	A list of persons who are currently, or within the past seven years were, considered an RBC Executive.

•	All records related to the granting of exemptions to the Code of Ethics.

•	All records documenting the annual review of the Code of Ethics.

•	All records of preclearance requests and the responses thereto.

Disclosure

Form ADV Part 2A requires RBC GAM-US to describe its Code of Ethics and make it available to clients and potential clients.

Ownership

This document is maintained by the Chief Compliance Officer.

Review Schedule

At least annually, the Code of Ethics and relevant policies and procedures will be reviewed for accuracy and effectiveness.

Approval Date and Revisions

•	September 17, 2020

•	November 1, 2018

•	October 18, 2017

•	October 19, 2016

•	September 9, 2015

•	September 5, 2014

•	August 22, 2013

•	August 1, 2012

•	February 14, 2012

•	September 6, 2011

•	January 1, 2010

•	December 18, 2009

•	October 6, 2008

•	December 13, 2007 (Code of Ethics original approval date)

•	October 3, 2004 (Guidelines Regarding Insider Trading originally approved October 3, 2004, amended December 12, 2005, and incorporated into the Code on December 18, 2009)

Any material amendments to the Code of Ethics will be provided to Access Persons who will be required to acknowledge receipt and understanding of Code requirements.

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Definitions

Access Person

RBC GAM-US considers all of its Employees, directors and officers to be Access Persons, with limited exceptions (see Limited Exemptions). In addition, certain employees of affiliates or otherwise related persons may be considered Access Persons when they are in receipt of nonpublic information regarding securities transactions or portfolio holdings in any client’s account.

Access Person may also include any other persons who the CCO determines to treat as Access Persons because of their status, the functions they perform, or the information they obtain or have the ability to access.

American Depositary Receipt (ADR) Preclearance Required	A negotiable certificate issued by a U.S. bank representing a specified number of shares in a foreign company’s stock. ADRs trade on American stock exchanges.

Automatic Investment Plan Disclosure Not Required	A program in which regular periodic purchases (or withdrawals) are made automatically to/from investment accounts in accordance with a predetermined schedule and allocation. Examples include dividend reinvestment plans and direct stock purchase plans.

Beneficial Ownership Interest

An Access Person has a Beneficial Ownership Interest in an investment if the Access Person has or shares in the opportunity, directly or indirectly, to profit or share in the profits, regardless of the name in which the investment is held.

Access Persons are assumed to have a Beneficial Ownership Interest in all Covered Accounts and Covered Investments held by Immediate Family Members (defined below); and in any Covered Account where the Access Person has discretionary control over the purchase or sale of Covered Investments; and any partnerships, trusts or estates (see separate Outside Business Activities Policies and Procedures for disclosure and approval requirements for partnerships, trusts and estates).

Blackout Period	The Blackout Period encompasses seven calendar days before through seven calendar days after a security is purchased or sold in a portfolio managed by RBC GAM-US.

CCO	RBC GAM-US’s Chief Compliance Officer.

Closed-End Fund Preclearance Required	A closed-end fund is a portfolio of pooled assets that raises a fixed amount of capital through an IPO and then lists shares for trade on a stock exchange. After all the shares sell, the offering is closed and no new shares are issued; the shares trade like stocks.

Covered Accounts Disclosure Required	All brokerage or other investment accounts that can transact in Covered Investments and where Access Persons and their Immediate Family Members have direct or indirect influence or control or Beneficial Ownership Interest, including interests in any partnerships, trusts or estates (see separate Outside Business Activities Policies and Procedures for disclosure and approval requirements for partnerships, trusts and estates)..

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Covered Investments Preclearance Required	Investments in securities, broadly defined to include all types of equity and debt investments (including investments in a related security, such as an option or closed-end mutual funds). See Covered Investments Exceptions for a list of securities not included in Covered Investments.

Covered Investments Exceptions Preclearance Not Required

The following securities are excluded from the definition of Covered Investments and do not require preclearance:

•  Exchange-Traded Funds (ETF)

•  Exchange-Traded Notes (ETN)

•  U.S. government securities

•  Bankers’ acceptances

•  Bank certificates of deposit

•  Commercial paper

•  High-quality short-term debt instruments (such as money market mutual funds)

•  Royal Bank Common Stock Fund

•  Registered investment companies (mutual funds) that are open-ended AND NOT managed by RBC GAM-US

If changes to this list occur between updates to the Code of Ethics, the Compliance Department will communicate such changes in writing to all Access Persons.

Cryptocurrency Preclearance Not Required	A digital or virtual currency secured by cryptography. Many cryptocurrencies are decentralized networks based on blockchain technology.

De minimis exemption

The “de minimis” exemption may apply to limit the application of the Blackout Period. Trades covered by the “de minimis” exemption must be precleared and are subject to all other requirements of the Code of Ethics. See Blackout Period Trading.

De minimis exemptions are generally not available to Access Persons who qualify as Investment Professionals.

Designated Brokers	RBC GAM-US approved broker-dealers: • Fidelity Investments • Charles Schwab & Company • RBC Wealth Management, a division of RBC Capital Markets, LLC

Dividend Reinvestment Plan Disclosure Not Required	A type of automatic investment plan that allows investors to reinvest their cash dividends into additional shares or fractional shares on the dividend payment date. See also Automatic Investment Plan.

Employee	All RBC GAM-US Employees, including contract workers/consultants, and interns.

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Employee Stock Purchase Plans Disclosure and Preclearance Required	A company-run program in which participating employees can purchase company stock at a discounted price. The company stock is held in a brokerage account or with a transfer agent.

Exchange-Traded Fund (ETF) Preclearance Not Required	A type of security similar to a mutual fund that involves a collection of securities, such as stocks, that often track an underlying index. ETFs include those organized as open-end investment companies and those organized as unit investment trusts.

Exchange-Traded Note (ETN) Preclearance Not Required	A type of unsecured debt security, similar to bonds, that tracks an underlying index of securities.

Futures / Commodities Contracts / Accounts Compliance Preapproval Required

A futures contract requires a buyer to purchase assets, and a seller to sell them, on a specific future date, unless the holder’s position is closed before the expiration date.

RBC GAM-US is registered with the National Futures Association and is subject to its rules, which requires Access Persons to obtain preapproval before opening a commodities or futures account.

Immediate Family Member	Generally, any relative by blood, adoption or marriage living in the Access Person’s household, any domestic partner, and, whether or not living in the Access Person’s household, any other relative with respect to whose investments the Access Person has influence or control.

Index Fund Preclearance Not Required	A type of mutual fund with a portfolio constructed to match or track the components of a financial market index, such as the Standard & Poor’s 500 Index (S&P 500).

Initial Public Offering (IPO) Prohibited	An IPO is a company’s first sale of stock to the public. An IPO refers to the process of offering shares of a private company to the public in a new stock issuance in order to raise capital. IPOs are usually underwritten by one or more investment banks.

Investment Professional	Access Persons involved in security selection, research or trading, or function as a portfolio manager (investment decision-making role). Based on their roles, these Access Persons may be in receipt of material non-public information (“MNPI”).

Investment Club Prohibited

A group of individuals who pool their money to make investments. Investment clubs are usually organized as partnerships and, after the members study different investments, the group decides to buy or sell based on a majority vote of the members.

Due to the high risks associated with accessing and sharing confidential, proprietary and material non-public information, Access Persons and their Immediate Family Members are prohibited from participating in Investment Clubs.

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Limited Offering Compliance Preapproval Required	See Private Investments.

Monitored Employees

(1) Reporting insiders (2) pre-clearing officers (3) executive officers of RBC, and (4) other employees who are selected by RBC to be monitored because they may acquire inside information about RBC (RBC access employees) or any other reporting issuer (other access employees) in the ordinary course of business. Using a risk based analysis; some employees with no ordinary course access are classified as monitored employees due to their position and level of responsibilities. Monitored Employees are also subject to the RBC Enterprise-Wide Personal Trading Policy.

All Monitored Employees who retire or leave RBC, or transfer to another role that does not require monitoring, must continue to adhere to personal trading restrictions for 90 days following their departure, including the Trading Window restrictions where appropriate.

MNPI (Material Non-Public Information)

Any information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s securities which has not been disseminated to the general public.

Please refer to the RBC GAM-US Material Non-Public Information (MNPI) and Research Providers Policy for additional information.

Municipal Bonds Preclearance Required	Municipal bonds are debt securities issued by state and local governments used to fund public works projects.

Open-End Mutual Fund Preclearance Not Required

An open-end mutual fund (also known as a registered investment company) is a mutual fund that issues new shares when people invest in it and buys back old shares when investors want to redeem them.

RBC mutual funds do not require preclearance but must be disclosed in PTA.

Options Preclearance Required	Options are a derivative form of investment based on the value of an underlying security. Options give the investor the right, but not the obligation, to buy or sell a specific security at a specific price within a specific time frame.

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Private Funds Compliance Preapproval Required

Private Funds are pooled investment vehicles excluded from the definition of investment company under the Investment Company Act of 1940, as amended, by Sections 3(c)(1) or 3(c)(7).

Access Persons may not invest in Private Funds managed by RBC or any of its affiliates (including BlueBay alternative funds) unless the Access Person is directly involved in providing investment management services to that fund.

Private Investments Compliance Preapproval Required

Private Investments (also known as private placements or limited offerings) include any investment in securities which are not executed through a securities market such as a stock exchange, automated quotation system or an over-the-counter market. Examples of Private Investments include but are not limited to the following:

•  Any securities obtained by prospectus exception, including tax shelter private investments

•  Private placements

•  Hedge funds

•  Limited partnership investments or closely held corporations

•  Income-producing real estate investments

•  Private investment opportunities offered by a previous employer

•  New offerings of unregistered securities

•  Investments in a private company (including family businesses, restaurants, consulting companies, investment-based crowdfunding entities, etc.)

Private Placement Compliance Preapproval Required	See Private Investments.

Protegent PTA (“PTA”)	PTA is the system RBC GAM-US uses to administer the Code of Ethics. PTA automates compliance with personal trading requirements and is also used for approval of outside business activities, political contributions, private securities transactions, various disclosures and periodic certifications. Available at: https://rbcgamus.ptaconnect.com.

RBC	Royal Bank of Canada

RBC Code of Conduct

The Code of Conduct guides us and sets expectations for our behavior and decision-making. It applies to all RBC Employees, contract workers, interns, and members of the board of directors of RBC and all of its subsidiaries.

Understanding and complying with the Code of Conduct is a condition of employment.

RBC Executive	Any personnel listed in Part 1 of RBC GAM-US’s most current Form ADV, Schedule A, Direct Owners and Executive Officers.

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RBC GAM-US / Firm	RBC Global Asset Management (U.S.) Inc.

RBC Managed Funds Disclosure Required

Mutual funds where RBC is either the adviser or sub-adviser, including the following:

•  AMG Managers Emerging Opportunities Fund (MMCFX) (MIMFX)

•  All U.S. RBC Funds Trust Mutual Funds, including BlueBay Funds

•  All Canadian RBC prospectus funds

Reportable Investments Disclosure Required	Securities that must be reported in PTA but do not require preclearance, such as RBC Managed Funds and futures contracts.

Third-Party Managed Accounts Compliance Preapproval Required	A Third-Party Managed Account is an account managed by a third-party manager who has investment management discretion regarding securities transactions pursuant an investment management or advisory agreement where the Access Person relinquishes direct or indirect influence or control over the account to the third-party manager.

Trading Window	Periods of time set by calendar dates when trading in RBC Securities by Monitored Employees is either permitted (“open trading window”) or prohibited (“closed trading window”). Such dates are set in advance by senior management based on the planned public release of RBC financial information.

Unit Investment Trust Preclearance Not Required	A Unit Investment Trust (“UIT”) is an investment company that offers a fixed portfolio, generally of stocks and bonds, as redeemable units to investors. Some ETFs are structured as UITs. A UIT is not actively managed.

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